EXHIBIT 10.25

May 23, 2006

David L. Jannetta
851 Duportail Road
Wayne, PA 19087

Re: Board Matters

Dave:

This letter will serve to confirm our discussions of the past few weeks regarding your membership on the company’s Board of Directors and the need we have to meet the Nasdaq National Market Rules regarding an “independent” majority on the Board.

We have agreed that, effective today, you will resign your Class I membership and will be re-appointed and serve as a Class II director. Class II directors are currently serving terms which run through our annual meeting in 2007. You have also agreed that you will voluntarily resign, without dispute or notice of objection, effective upon the earlier to occur of 1) the appointment of a new “independent” director to the Board, or 2) January 23, 2007.

Effective upon your resignation in accordance with this letter agreement, one half of all unvested stock options which you hold today will become vested. For purposes of clarity, we agree that, as of today, you hold the following unvested options:

Date of Grant	Amount of unvested options	Exercise Price
1/28/03	9,375	$4.50
7/1/03	106,146	$0.75
7/30/03	417	$0.75
1/28/04	234	$0.75
TOTAL	116,172

In order to indicate your agreement with the foregoing, please countersign this letter as indicated below.

Very Truly Yours,	Agreed and Accepted:

/s/ Mark J. DeNino	/s/ David L. Jannetta
Mark J. DeNino	David L. Jannetta
Chairman of the Board